Exhibit 99.1

Sino Agro Food, Inc. Reports Q1 2017 Results

Completes Carve-out of Aquaculture Operations

Revenue Increases 27% to USD 70.6M

EPS of USD .36

May 15, 2017

GUANGZHOU, China— Sino Agro Food, Inc. (OTCQX: SIAF | OSE: SIAF-ME), a specialized investment company focused on protein food including seafood and cattle, is pleased to announce the following quarterly results ending March 31, 2017:

(USD M, except per share and margin data)	Q1 ’17	Q1 ’16	%
Revenue	70.6	55.8	27
Gross Profit	14.4	15.0	(4)
Gross Profit Margin	20.4%	26.9%	(24)
Net Income attributable to SIAF	8.7	8.6	1
Earnings Per Diluted Share (USD) - from continuing operations	.36	.25	44
Earnings Per Diluted Share (USD) - from continuing and discontinued operations	.36	.39	(8)

Key Points

Summary Financials

Results reflect the carve-out of aquaculture operations announced March 2. Income from Sino Agro’s 36.6% interest in the carved-out company, Tri-Way Industries Ltd. is reported as “income from unconsolidated equity investee.” Net income from the sale of goods for 2016 from the former aquaculture business segment is reported as “net income from discontinued operations.”

•	Quarterly revenue from continuing operations increased by 27% year over year to USD 70.6M (55.8). Revenue from the sale of goods increased by USD 14.8M, or 35%, to USD 57.4M (42.6), while revenue from project development of USD 13.2M remained steady when compared to Q1 2016 (13.1).

•	Gross profit from the sale of goods for Q1, 2017 declined 12% to USD 10.0M (11.4), while the gross profit from project development increased 22% to USD 4.4M (3.6).

•	Net income attributable to SIAF stockholders increased by 1% to USD 8.7 (8.6, with fully diluted earnings per share of USD .36.

•	As of March 31 2017, the Company had net working capital of USD 302.2M.

•	Stockholders’ equity increased by USD 9.7M to USD 614.4M or USD 24.78 per share, based on the weighted average number of fully diluted outstanding shares in the quarter.

Core Businesses and Outlook

SIAF believes that its Carve-out spinoff (“COSO”) strategy to restructure its businesses into standalone companies while retaining significant equity stakes in each one will:

•	Create well capitalized endeavors receiving peer group valuations on suitable exchanges, and

•	Result in higher long-term returns on investments from having spent resources today to open opportunities provided by the protein food arenas in China, tomorrow.

The carve-out of aquaculture operations into Tri-Way Industries Inc. Ltd. provides the blueprint for bringing operations with a proven track record and credible projections onto the Hong Kong exchange or a main China exchange, with markers imputing increasing value along the way. For instance, having substantially completed renovations and modernization at AquaFarm 1 (“AF1”), AF2, and AF3 before the transaction closing was designed to tailor assets for easy handover and to jumpstart performance toward an IPO. In addition, the 36.6% equity stake retained by SIAF is confidently expected to be solidly accretive to earnings in 2017 when compared to the previous year. Current estimates show an improvement in realized gross profits upwards of 65% resulting from the new structure versus the carve-out having not been exercised.

Executing on this strategy comprises the Company’s foremost and most beneficial corporate initiatives throughout 2017 on behalf of its shareholders. Preparing assets for optimal appreciation, the COSO process will guide the Company’s strategy throughout 2017.

Integrated Cattle (SJAP)

SJAP has three revenue drivers: sale of livestock feed and fertilizer at SJAP; sale of live cattle; and value added processing at the abattoir of SJAP’s wholly owned subsidiary, Qinghai Zhong He Meat Products (“QZH”).

Overall Q1 2017 revenue from the sector decreased year over year by 17% to USD 21.8M (26.3M) contributing to a 50% decrease in gross profits to USD 4.2M (8.3M). The value added component accounted for 88% of the gross profit decline. All three components were affected to various degrees by unstable market conditions, with the biggest factors being margin pressure on imported beef due to increased competition from more exports entering the China market.

These external factors are volatile, with pricing and demand fluctuating quarter to quarter. Into these headwinds in Q1 2017, SJAP did manage a positive blended gross profit margin of 19% (31.5%).

The Company had initiated plans to increase overall profitability, primarily upgrading its line of cattle directing toward the high-end market and adding to its range of value added products, including canned beef products. These operational enhancements were part of the efforts to prepare SJAP for maximum valuation while the company concurrently used the aquaculture COSO strategy as a blueprint for SJAP – including sourcing capital needs through third parties and targeting a listing on the NEEQ (“Third Board”) of the Shanghai stock exchange some time in 2018. Now, because of additional more sweeping plans resulting from an understanding with the Xining government, SIAF intends to list SJAP on the main board in either Shanghai or Shenzhen.

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During Q1 the Xining government engaged SJAP in discussions aimed to help the cattle and beef industry and promote economic development in the district, which boasts annual production of over four million head of cattle. SJAP was selected as the lead company to coordinate and carry out regional plans over time. While adhering to its original company specific plan, the main features of this overarching coordinated plan include:

•	Through a Joint-Use Agreement with the District Government, concentrating and centralizing all slaughterhouse operations in the Xining District to SJAP’s facility by funneling existing abattoir companies to one location.

•	Creating a main cattle and meat center for wholesaling, cold storage, down-stream distribution, processing of value-added products, and other logistics, trade, and support activities. SJAP has been chosen to become one of the leading companies operating such a business.

•	The government intends to provide SJAP with additional commercially and industrially zoned land adjacent to its existing site. This will increase SJAP’s valuable “land bank” by 170%.

•	The government will also provide SJAP additional land at a second location to move its existing operations, apart from value added processing.

•	SJAP will expand the co-operative farming model to mold local growers and farmers into a united team with the aim of helping all farmers out of poverty by the end of 2018.

•	The government has agreed to support SJAP in an effort to procure a listing on the main stock exchange board either in Shanghai or Shenzhen. SJAP believes the government’s support will facilitate a successful listing effort and that the main board offers many advantages, likely including a higher valuation. If listed, the company shares will be designated as “domestically listed foreign investment shares,” enabling foreign investors to trade shares globally.

SIAF and SJAP are honored by the government’s recognition and excited by the prospects it bestows. SIAF has invited a main board listed company to join the SJAP team to help promote these goals, including procuring project financing.

Project Development — Capital Award (CA)

Capital Award remains a wholly owned subsidiary after the carve-out transaction. It will no longer earn revenue derived from the sale of goods. It will be the turnkey provider of development services for Tri-Way in China, although not necessarily limited to Tri-Way or China. CA will also derive revenue in the future from license fees for its A-Power Recirculating Aquaculture System technology.

Q1 revenue increased slightly year over year by USD 63,000 to USD 13.2M (13.1M). Cost of goods decreased by USD 728,000, driving a 22% increase in Y-O-Y gross profit to USD 4.4M (3.6M). Margins vary quarter to quarter, depending on the type of work performed.

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Discontinued Operations (Aquaculture sale of goods)

In early March, the Company announced the successful carve-out of its interests in aquaculture assets:

•	The carve-out now holds SIAF’s previously held assets, namely AF1; and acquired assets from their respective owners/investors, including SIAF, namely AF 2, 3, 4, and 5; as well as rights to technology licensed from Capital Award a wholly owned subsidiary of SIAF

•	SIAF holds an equity interest of 36.6% in the carved-out, separate Hong Kong domiciled corporation, Tri-Way Industries, Ltd.

•	The certified fair value of SIAF’s equity interest is $124.7M (36.6% of $340.5M). SIAF booked a revised, audited deemed gain on sale of $56.9M in relation to the transaction.

In the future Tri-Way will provide periodic updates on its progress and development. SIAF, as a major stakeholder in Tri-way, will also provide periodic updates of milestones and markers related to both production and strategic progress, either as web updates or standalone press releases. Quarterly results will provide a breakdown of production volumes and prospects for each AquaFarm operation, as they materialize.

Seafood and Meat Trading

Quarterly revenue increased by 261% Y-O-Y to USD $23.1M (6.4M). The increase was primarily due to scaling the business toward capacity and sourcing seafood from multiple countries instead of solely from Madagascar, as in the past.

Gross profit grew 173% to USD 2.6M (.9M) for the quarter ended March 31, 2017, generating a blended gross margin of 11%. While accounting for 32% of total revenue, both the revenue and gross profit for seafood each grew 399% Y-O-Y.

Increased competition in beef imports caused the cost of goods rate to increase slightly more than the rate of revenue.

The import Trading business continues to be a reliable and growing operation.

Carve-out Exercises

The Company firmly believes that the sum of its parts is worth considerably more than the market’s value of the whole. Accordingly, it has undertaken efforts to carve out its major businesses, establishing each as a standalone corporate entity. These carve-out enterprises will seek to establish value within the same financial measures afforded peer group companies, establishing step-wise increasing valuations in part through private placement prior to applying to higher valued market exchanges for IPO.

Major milestones reached in the process will reflect progress, imputed value, and liquidity; completing the aquaculture carve-out was the first.

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Upcoming steps are as follows:

•	Tri-Way has begun work with its appointed Hong Kong based Corporate Service Company (“HKCS”) to issue and allocate Tri-Way shares in bookkeeping form to respective owners including SIAF’s 36.6% interest and the remaining 63,4% among approximately 50 original investors/partners. As of April 27, 2017 HKSC records reflected 36.6M shares of Tri-Way having been allocated to the Company, the issuance of which is anticipated to completed at the end of May.

•	Upon completion, HKCS will file corresponding documents to the Hong Kong Company Register noting paid up capital estimated at USD 340M and total outstanding shares of 100M at a par value of HKD 1 each. This submission of corresponding documents will occur 10 days after share issuance.

•	Concurrently, SIAF is working with U.S. attorneys preparing required documentation for submission to the SEC in preparation for the distribution of a dividend in the form of Tri-Way shares, totaling 18.3% of Tri-Ways equity shares. Broadridge Solutions, the Company’s transfer agent in the U.S. will distribute the dividend in book entry form pending SEC and FINRA approvals, targeting completion by the end of July.

•	Tri-Way and its investment banker are preparing presentation with attendant legal and accounting materials to initiate a Private Placement Program including road shows, PR/IR programs, and readiness for due diligence processes by interested investors. Completion is targeted to commence mid-July.

•	At the same time, apart from equity financing, Tri-Way is working with several other reputable investment banks to secure alternative or complementary debt financing. One bank completed its due diligence last month presenting the possibility of securing a loan facility in May; others have started the process in May.

•	With respect to the facility offer of USD 36.3M granted by a local bank to JFD China, this facility is purposed for working capital to be utilized after new facilities have been developed, and their respective operational costs warrant a drawdown on the LOC

These steps and others to follow provide the blueprint for later COSO candidates, with SJAP on deck.

Share Count

The total issued and outstanding share count (“TIO”) as of December 31, 2016 was 22,726,859. As of May 13, 2017, TIO share count is 23,994,199. The additional shares were utilized to secure/underwrite a loan on behalf of Tri-Way from a third party lender.

The figure includes shares issued as collateral for credit loan facilities and other debt. At any given time, there are a variable number of such shares within the total issued and outstanding. It important to note that subject to some customary provisions, these shares must be returned to SIAF upon debt repayment. A commonality would be these shares likened to a lien on property in the sense that neither dilutes equity. These shares do not carry voting rights, nor are they eligible for dividend disbursements. For example, these shares would not be eligible for Tri-Way shares once a dividend is declared.

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The Company is rather confident that Tri-Way will be successful in its fundraising program to self-finance its CapEx requirements. As well, SJAP has been making progress toward self-funding. As such, both Tri-Way and SJAP soon will no longer be as dependent on SIAF to provide bridge financing. Thus, the Company should be positioned to repurchase both collateral shares from its lenders as well as from the market to help improve overall share value in the near future.

CEO Commentary

Sino Agro Food’s Chairman and CEO Solomon Lee addressed the quarter and 2017 corporate strategies:

“We entered 2017 with strong momentum, having undertaken a series of initiatives in 2016 to position our operations to continue growth trajectories while making significant progress on our strategic plan to restructure the business and maximize value for shareholders. During the quarter, we announced the successful completion of the carve-out of our aquaculture operations into Tri-Way Industries Ltd., a Hong Kong domiciled corporation. An independent valuation determined that the certified fair value of the transacted assets to be USD 340.6M. Sino Agro Food, “the parent,” holds a 36.6% equity interest equating to USD 124.7M, or USD 5.03 per share SIAF share, based on the weighted average number of fully diluted outstanding shares in the quarter.

“The Company has long believed that its embedded businesses are undervalued in the current structure and as traded on the current exchanges. The carve-out was a major step in our Carve-out/Spinoff (“COSO”) strategy designed to accomplish several significant, related objectives:

•	Foremost, the COSO strategy aims to demonstrate increasing valuations backed by third party assessment, third party investment, and new exchange trading, where the assets are expected to be valued commensurate with “pure play” peers. The carve-out valuation already resulted in a deemed gain on sale of $56.9M. Further stepped up valuations are targeted through pre-IPO investment(s) and ultimately an IPO.

•	The new organization for the aquaculture business will support accelerated growth due to its streamlined business structure. Furthermore, it is now better suited for infusions of working and development capital. The transferred assets have recently undergone renovations and modernizations to improve their interoperability and to prime them to increase production growth rate targets.

•	Retain a substantial interest in the self-sufficient spun off companies which are expected to generate sufficient cash to self-fund capital expenditures after the initial debt and/or equity financing(s), while also distributing dividend shares to SIAF shareholders.

•	After maturing businesses and demonstrating scalability, and COSO steps are realized, SIAF, “the parent,” is expected to become a more streamlined and flexible company. As development capital expenditures become the responsibility of the “children” companies, SIAF expects to increase free cash flow with the intent to distribute it in the form of cash dividends and/or a share buyback program.

“Our primary objectives for 2017 are to increase returns from our aquaculture investment at a larger scale; likewise, for other business segments as the right opportunities surface. We are now in a strong position to capitalize on the new capacity developed in 2015 and 2016, and look forward to moving toward actualizing properly appreciated IPO valuations.

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“Although the COSO strategy is an inherently long and complex process, we are proud of our accomplishments to date in the aquaculture business, and are encouraged by the current timeline for progress as outlined in the “Carve-out” section above. Discussions with our advisors and investment banker support this milestone path; likewise, they reinforce our firm belief that the sum of our business parts is worth considerably more than the market’s value of the whole. I am very confident that the strategy will succeed in unlocking substantial value for our shareholders, as steps along the way are designed to evidence.

“Buoyed by encouragement to date, your management team remains committed to fulfilling the COSO strategy, starting with the aquaculture business. At the same time, the team is further encouraged to manage and grow all businesses efficiently. The beef business (SJAP) is facing unstable markets as noted earlier in this release. In a very real sense, these challenges have presented an opportunity to collaborate with the provincial government to develop a plan that from our perspective will better position SJAP as a major player in the China beef market, culminating with a listing on the main board in China, either in Shanghai or Shenzhen.

“This was a strong start to the year and we will continue to execute against our strategic plan to reach the milestones outlined above during this pivotal time in the Company’s evolution.”

Q1 2017 Interim Report

For detailed segment operational performance and developments, please take the time to read our latest 10-Q filing, or refer to the Q1 2017 Interim Report posted to the Company website at http://sinoagrofood.investorroom.com/download/Sino-Agro-Food_FQ1-2017-Interim-Report.pdf

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Earnings Call Information

The Company will host an earnings call on Friday, June 9, 2017 at 10:00 AM EDT/4:00 PM CET to discuss quarterly financial results.

Please submit questions by email to info@sinoagrofood.com. These will be organized and answered with questions submitted during the call, followed by live calls from institutional investors and/or analysts.

To listen to the conference call please use the following information:

SIAF Q1 2017 Results Call Information

Date: June 9, 2017	Time: 10:00 AM, EDT/4:00 PM CET

Participant Dialing Instructions:

SE: +46 8 5059 63 06	UK: +44 203 139 48 30
NO: +47 23 50 05 59	CN: +86 400 681 54 21
US: + 1 (866) 928-7517

Conference Pincode

99818813#

The earnings call will also be available over the web.

To access, click the following link: Sino Agro Q1 2017 Earnings Call

About Sino Agro Food, Inc.

SIAF is a specialized investment company focused on protein food. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”), and with its partners is the world’s largest producer of sustainable RAS prawns.

Founded in 2006 and headquartered in Guangzhou, the Company had over 550 employees and revenue of USD 343 million in 2016. Operations are located in Guangdong, Qinghai, and Hunan provinces, and in Shanghai. Sino Agro Food is a public company listed on OTCQX U.S. Premier in the United States and on the Oslo Børs’ Merkur Market in Norway.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

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Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Investor Relations

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com

Todd Fromer / Elizabeth Barker

+1 (212) 896-1215 / +1 (212) 896-1203

SIAF@kcsa.com

Erik Ahl

Nordic Countries

+46 (0) 760 495 885

erik.ahl@sinoagrofood.com

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